Exhibit 99.5

BROADCOM CORPORATION

2007 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED AND RESTATED FEBRUARY 16, 2012)

AMENDMENT NO. 1

Effective October 18, 2013, the Broadcom Corporation 2007 International Employee Stock Purchase Plan, as amended and restated February 16, 2012 (the “Plan”) is hereby further amended as follows:

1. Section VII.D. of the Plan is hereby deleted in its entirety and replaced with the following new Section VII.D.:

“D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date (as converted into U.S. Dollars) by the applicable U.S. Dollar purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 9,000 shares (36,000 shares per twenty-four (24)-month offering period), subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in the aggregate by all Participants in this Plan and the U.S. Plan on any one Purchase Date in any offering period beginning on or after November 1, 2013 shall not exceed 5,000,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants on each Purchase Date during that offering period

2. Except as modified by this Amendment No. 1, all the terms and provisions of the Plan shall continue in full force and effect.

3. This Amendment No. 1 was duly approved by the Plan Administrator on October 18, 2013.